Exhibit 99.1

CA Technologies Announces Divestiture of CA arcserve Data Protection Business to Marlin Equity Partners

Divestiture Further Demonstrates CA’s Focus on Core Capabilities

NEW YORK - July 7, 2014 - CA Technologies (NASDAQ: CA) today announced it has entered into a definitive agreement to divest its CA arcserve data protection business (arcserve) to Marlin Equity Partners (Marlin). Terms of the transaction, which is expected to close in the second quarter of fiscal year 2015 subject to certain approvals, were not disclosed. All arcserve business activity will now be recognized by the Company as discontinued operations. As a result, CA Technologies filed a Form 8-K to update its fiscal year 2015 guidance and provide select financial information. A more detailed disclosure of the financial effects of the transaction will be disclosed during CA Technologies first quarter earnings announcement on July 23, 2014.

“We are very pleased with this transaction, and look forward to a seamless transition for our customers, partners and arcserve employees,” said Jacob Lamm, executive vice president, Strategy and Corporate Development, CA Technologies. “CA continues to sharpen its focus and actively manage its portfolio, divesting non-core assets and making investments in areas of core capability. This transaction also further refines our global partner strategy as we continue to build CA for growth.”

An award-winning backup and recovery software solution, arcserve helps companies ensure the availability of mission-critical systems, applications and data. It is designed for ease of use and mixed IT environments, with a unified architecture that makes protecting physical, virtual and cloud systems simple and effective.

“We are committed to providing the strategic and operational support necessary to create long-term value for arcserve and look forward to working closely with CA Technologies through the transition,” said Michael Anderson, vice president at Marlin.

Foros acted as financial advisor to CA Technologies on this divestiture.

About Marlin Equity Partners

Marlin Equity Partners is a global investment firm with over $3 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries where its capital base, industry relationships and extensive network of operational resources significantly strengthens a company's outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 75 acquisitions. The firm is headquartered in Los Angeles, California with an additional office in London. For more information, please visit www.marlinequity.com

About CA Technologies

CA Technologies (NASDAQ: CA) provides IT management solutions that help customers manage and secure complex IT environments to support agile business services. Organizations leverage CA Technologies software and SaaS solutions to accelerate innovation, transform infrastructure and secure data and identities, from the data center to the cloud. Learn more about CA Technologies at www.ca.com.

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Contact:

Jennifer Hallahan
Corporate Communications
(212) 415-6924
jennifer.hallahan@ca.com